                                                                 (Exhibit 99.02)






                 AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
          (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                  Consolidated Unaudited Financial Statements

                  As of March 31, 1998 and December 31, 1997
               and for the Periods Ended March 31, 1998 and 1997

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


     (1)  Basis of Presentation

     Ambac Assurance Corporation ("Ambac Assurance") is a leading insurer of municipal and structured finance obligations and has been assigned triple-A claims-paying ability ratings, the highest ratings available from Moody's Investors Service, Inc., Fitch IBCA, Inc., and Japan Rating and Investment Information, Inc., and a financial strength rating of triple-A from Standard & Poor's Ratings Group. Financial guarantee insurance underwritten by Ambac Assurance guarantees payment when due of the principal of and interest on the obligation insured. In the case of a default on the insured obligation, payments under the insurance policy may not be accelerated by the policyholder without Ambac Assurance's consent. As of March 31, 1998, Ambac Assurance's net insurance in force (principal and interest) was $284.3 billion. Ambac Assurance is a wholly-owned subsidiary of Ambac Financial Group, Inc. (NYSE: ABK), a holding company that provides financial guarantee insurance and financial management services to clients in both the public and private sectors in the U.S. and abroad through its subsidiaries.

     On December 18, 1997, Ambac Assurance acquired Construction Loan Insurance Corporation ("CLIC"). CLIC's wholly owned subsidiary, Connie Lee Insurance Company ("Connie Lee"), a triple-A rated financial guarantee insurance company which guaranteed bonds primarily for college and hospital infrastructure projects, is not expected to write any new business. Ambac Assurance and Connie Lee have arrangements in place to assure that Connie Lee maintains a level of capital sufficient to support Connie Lee's outstanding obligations and for Connie Lee insured bonds to retain their triple-A rating.

     During the first quarter of 1997, Ambac Assurance established a new subsidiary in the United Kingdom, Ambac Insurance UK Limited ("Ambac UK"), which is authorized to conduct certain classes of general insurance business in the United Kingdom. Ambac UK is the Company's primary vehicle for the issuance of financial guarantee insurance policies in the United Kingdom and Europe.

     Ambac Assurance, as the sole limited partner, owns a limited partnership representing 90% of the total partnership interests of Ambac Financial Services, L.P. ("AFS"), a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of AFS, Ambac Financial Services Holdings, Inc., a wholly-owned subsidiary of Ambac Financial Group, Inc., owns a general partnership interest representing 10% of the total partnership interest in AFS.

          Ambac Assurance's consolidated unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date

AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS


of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 1998 may not be indicative of the results that may be expected for the full year ending December 31, 1998. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997.


(2)   NEW ACCOUNTING STANDARD

     As of January 1, 1998, the Company adopted Financial Accounting Standard ("FAS") No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with shareholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities and foreign currency translation adjustments. As this new standard only requires additional information in the financial statements, it does not affect the Company's financial position or results of operations.

                 Ambac Assurance Corporation and Subsidiaries
                          Consolidated Balance Sheets
                     March 31, 1998 and December 31, 1997
                   (Dollars in Thousands Except Share Data)

                                                                                March 31, 1998      December 31, 1997
                                                                                --------------      -----------------
                                                                                 (Unaudited)
                                  ASSETS
                                  ------
Investments:
       Fixed income securities, at fair value
           (amortized cost of $2,804,821 in 1998 and $2,696,603 in 1997)           $2,980,756            $2,878,083
       Short-term investments, at cost (approximates fair value)                      111,035               116,905
                                                                                   ----------            ----------
           Total Investments                                                        3,091,791             2,994,988

Cash                                                                                    3,054                 8,004
Securities purchased under agreements to resell                                         6,442                 2,484
Receivable for securities sold                                                          4,544                24,018
Investment income due and accrued                                                      48,227                49,987
Deferred acquisition costs                                                            107,037               105,996
Receivable from brokers and dealers                                                   182,318               183,041
Reinsurance recoverable                                                                 4,128                 4,219
Prepaid reinsurance                                                                   200,930               183,492
Other assets                                                                          107,869                90,785
                                                                                   ----------            ----------
           Total Assets                                                            $3,756,340            $3,647,014
                                                                                   ==========            ==========

                       LIABILITIES AND STOCKHOLDER'S EQUITY
                       ------------------------------------
Liabilities:
       Unearned premiums                                                           $1,201,737            $1,184,537
       Losses and loss adjustment expenses                                            105,962               103,345
       Ceded reinsurance balances payable                                              14,352                 9,258
       Deferred income taxes                                                          124,246               122,554
       Current income taxes                                                            26,625                19,714
       Accounts payable and other liabilities                                         116,543               111,624
       Payable for securities purchased                                               209,265               195,388
                                                                                   ----------            ----------
           Total Liabilities                                                        1,798,730             1,746,420
                                                                                   ----------            ----------

Stockholder's Equity:
       Preferred stock, par value $1,000.00 per share; authorized
           shares - 285,000; issued and outstanding shares - none                         -                     -
       Common Stock, par value $2.50 per share; authorized shares
           - 40,000,000; issued and outstanding shares - 32,800,000
           at March 31, 1998 and December 31, 1997                                     82,000                82,000
       Additional paid-in capital                                                     524,704               521,153
       Accumulated other comprehensive income                                         114,859               118,119
       Retained earnings                                                            1,236,047             1,179,322
                                                                                   ----------            ----------
           Total Stockholder's Equity                                               1,957,610             1,900,594
                                                                                   ----------            ----------
           Total Liabilities and Stockholder's Equity                              $3,756,340            $3,647,014
                                                                                   ==========            ==========

See accompanying notes to consolidated unaudited financial statements.

                 Ambac Assurance Corporation And Subsidiaries
                     Consolidated Statements Of Operations
                                  (Unaudited)
                 For The Periods Ended March 31, 1998 And 1997
                            (Dollars In Thousands)

                                                                                          Three Months Ended
                                                                                               March 31,
                                                                                    ------------------------------
                                                                                      1998                  1997
                                                                                    --------              --------
Revenues:
    Gross premiums written                                                          $ 79,621              $ 52,170
    Ceded premiums written                                                           (26,087)               (5,432)
                                                                                    --------              --------
          Net premiums written                                                        53,534                46,738

    Decrease (increase) in unearned premiums, net                                        296                (9,288)
                                                                                    --------              --------
          Net premiums earned                                                         53,830                37,450

    Net investment income                                                             45,136                38,531
    Net realized gains                                                                   150                   812
    Other income                                                                       7,323                 2,985
                                                                                    --------              --------
         Total Revenues                                                              106,439                79,778
                                                                                    --------              --------

Expenses:
    Losses and loss adjustment expenses                                                1,577                   728
    Underwriting and operating expenses                                               13,548                11,054
    Interest expense                                                                     761                   565
                                                                                    --------              --------
         Total Expenses                                                               15,886                12,347
                                                                                    --------              --------

    Income before income taxes                                                        90,553                67,431

    Provision for income taxes                                                        21,829                14,358
                                                                                    --------              --------

    Net Income                                                                        68,724                53,073
                                                                                    ========              ========

See accompanying notes to consolidated financial statements

                  Ambac Assurance Corporation And Subsidiaries
                 Consolidated Statements Of Stockholders' Equity
                                   (Unaudited)
                  For The Periods Ended March 31, 1998 And 1997
                             (Dollars In Thousands)

                                                                                     1998                         1997
                                                                          -----------------------       ----------------------
Retained Earnings:
       Balance at January 1                                               $1,179,322                    $  991,815
       Net income                                                             68,724      $68,724           53,073     $53,073
                                                                                          -------                      -------
       Dividends declared - Common Stock                                     (12,000)                      (11,000)
       Other                                                                       1                            (4)
                                                                          ----------                    ----------
       Balance at March 31                                                $1,236,047                    $1,033,884
                                                                          ----------                    ----------

Accumulated Other Comprehensive Income:
       Balance at January 1                                               $  118,119                    $   65,822
       Unrealized losses on securities, (($5,545) pre-tax                                  (3,604)                     (35,173)
         and ($54,113) pre-tax in 1998 and 1997, respectively (1)
       Foreign currency                                                                       344                           81
                                                                                          -------                      -------
       other comprehensive loss                                               (3,260)      (3,260)         (35,092)    (35,092)
                                                                          -----------------------      -----------------------
       Comprehensive income                                                               $65,464                      $17,981
                                                                                          =======                      =======
       Balance at March 31                                                $  114,859                    $   30,730
                                                                          ----------                    ----------

Preferred Stock:
       Balance at January 1 and March 31                                          $-                            $-
                                                                          ----------                    ----------

Common Stock:
       Balance at January 1 and March 31                                     $82,000                       $82,000
                                                                          ----------                    ----------

Additional Paid-in Capital:
       Balance at january 1                                                 $521,153                      $515,684
       Capital contribution                                                        -                         1,475
       Exercise of stock options                                               3,551                         1,311
                                                                          ----------                    ----------
       Balance at March 31                                                  $524,704                      $518,470
                                                                          ----------                    ----------


Total Stockholders' Equity at March 31                                    $1,957,610                    $1,665,084
                                                                          ==========                    ==========

(1) Disclosure of Reclassification Amount:
Unrealized holding losses arising during period                              ($2,840)                     ($34,645)
Less: reclassification adjustment for gains
    included in net income                                                       764                           528
                                                                          ----------                    ----------
Net unrealized losses on securities                                          ($3,604)                     ($35,173)
                                                                          ==========                    ==========

See accompanying notes to consolidated financial statements.

                 Ambac Assurance Corporation And Subsidiaries
                     Consolidated Statements Of Cash Flows
                                  (Unaudited)
                 For The Periods Ended March 31, 1998 And 1997
                            (Dollars In Thousands)

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                ---------------------------
                                                                                   1998              1997
                                                                                --------           --------
Cash flows from operating activities:
     Net income                                                                  $68,724            $53,073
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                   350                438
     Amortization of bond premium and discount                                      (103)              (312)
     Current income taxes                                                          6,911             10,102
     Deferred income taxes                                                         3,632              2,939
     Deferred acquisition costs                                                   (1,041)            (3,175)
     Unearned premiums                                                              (238)             9,288
     Losses and loss adjustment expenses                                           2,617                290
     Ceded reinsurance balances payable                                            5,094             (3,274)
     Gain on sales of investments                                                   (150)              (812)
     Accounts payable and other liabilities                                        4,919            (10,056)
     Other, net                                                                  (11,117)            11,603
                                                                                --------           --------
            Net cash provided by operating activities                             79,598             70,104
                                                                                --------           --------

Cash Flows From Investing Activities:
     Proceeds from sales of bonds at amortized cost                              187,802            290,528
     Proceeds from maturities of bonds at amortized cost                          33,153              9,879
     Purchases of bonds at amortized cost                                       (293,976)          (370,716)
     Change in short-term investments                                              5,870             12,871
     Securities purchased under agreements to resell                              (3,958)            (5,814)
     Other, net                                                                   (1,439)              (156)
                                                                                --------           --------
            Net cash used in investing activities                                (72,548)           (63,408)
                                                                                --------           --------

Cash Flows From Financing Activities:
     Dividends paid                                                              (12,000)           (11,000)
                                                                          ---------------    ---------------
            Net cash used in financing activities                                (12,000)           (11,000)
                                                                          ---------------    ---------------

            Net cash flow                                                         (4,950)            (4,304)
Cash at January 1                                                                  8,004              5,025
                                                                          ---------------    ---------------
Cash at March 31                                                                  $3,054               $721
                                                                          ===============    ===============

Supplemental Disclosure of Cash Flow Information:
     Cash Paid During The Year For:

            Income taxes                                                          $7,700                 $-
                                                                          ===============    ===============